Exhibit 10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement Nos. 811-09619 and 333-115215 of Standard Insurance Company Separate Account C on Form N-4 of our reports dated April 30, 2008, relating to the consolidated financial statements of Standard Insurance Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption, on January 1, 2007 of Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts, and on December 31, 2006, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2007; and to the statement of assets and liabilities of Standard Insurance Company Separate Account C as of December 31, 2007, the related statement of operations for the year then ended and the related statements of changes in net assets for the years ended December 31, 2007 and 2006, appearing in this Form N-4, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

April 30, 2008